UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2013

INTELLICELL BIOSCIENCES, INC

(Exact name of registrant as specified in its charter)

Nevada	333-49388	91-1966948
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

460 Park Avenue, 17th Fl New York, NY 10022
(Address of principal executive offices)

(646) 576-8700
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information set forth in Item 8.01 is incorporated here by reference.

Item 8.01 Other Events.

On July 15, 2013, while Intellicell BioSciences, Inc. (the “Company”) was finalizing an amendment and waiver to that certain Convertible Promissory Note (the "Note") issued by the Company in favor of TCA Global Credit Master Fund, LP ("TCA") on June 7, 2012 in the principal amount of $500,000, the Company was advised that Ironridge Global IV, LTD (“Ironridge”), led by Mr. John C. Kirkland, Esq. (“Kirkland”), purportedly purchased (the “Purported Purchase”) the Note from TCA.

Immediately after Ironridge informed the Company of the Purported Purchase, Ironridge and Kirkland threatened to foreclose on the Note and destroy the Company if the Company did not immediately file suit against Magna Group, LLC and certain of its affiliates in connection with the Company’s recent 3(a)(10) transaction.  The Company refused to comply with Kirkland’s improper threats and demands. Thereafter, On July 29, 2013, the Company received from Ironridge and specifically Krikland, a Notice of Default and a Notice of Foreclosure Sale (the “Notice of Foreclosure”) advising of Kirkland’s intent to sell, lease or license all assets of the Company at a public auction on August 12, 2013.

On July 30, 2013, the Company notified Ironridge and TCA that the Purported Purchase was invalid, specifically due to failure to obtain the Company’s written consent for any assignment or sale of the Note, as required under the terms of the Note. Neither TCA nor Ironridge obtained the Company’s written consent prior to the Purported Purchase.

On July 31, 2013, subsequent to the Company’s having advised Ironridge and TCA that the Purported Purchase was invalid, the Company received from TCA the same Notice of Foreclosure that it has previously received from Ironridge.

The Company intends to vigorously defend itself against Ironridge and Kirklands’s improper attempts to seize the Company’s assets for not giving into Kirkland’s improper threats and demands. The Company will take all legal action necessary to protect the interests of the Company and its shareholders. The Company is also arranging for all outstanding principal and interest under the Note to be paid as soon as possible.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELLICELL BIOSCIENCES, INC

Date: August 5, 2013	By:	/s/ Dr. Steven Victor
Name: Dr. Steven Victor
Title: Chief Executive Officer

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